Exhibit 99.1


   Verint Announces Record 2005 4th Quarter Sales and Moves Conference Call to
       Discuss Selected Unaudited 4th Quarter Results to 9:00 AM ET Today

             Conference Call Moved Due to Press Release Issued Today
            By Comverse Relating to Grants of Comverse Stock Options

     MELVILLE, N.Y.--(BUSINESS WIRE)--March 14, 2006--Verint Systems Inc. (NASDAQ: VRNT), announced record sales of $84,080,000 for the fourth quarter of fiscal 2005, ended January 31, 2006, a 21.8% increase compared with $69,030,000 in sales for the fourth quarter of fiscal 2004. Verint's sales increased approximately 7.5% sequentially, compared with $78,238,000 for the third quarter of fiscal 2005. In Fiscal 2005, sales increased 23.7% to $309,066,000 compared to sales of $249,824,000 in fiscal 2004.
     The Company ended the quarter with cash, cash equivalents, bank time deposits and short-term investments of $227,953,000, current assets of $319,015,000, total assets of $467,919,000, and advance payments from customers of $42,827,000.
     Verint has moved its conference call to discuss its fiscal 2005 fourth quarter results to today at 9:00 AM ET. This call replaces the call originally scheduled for March 15, 2006. During this call Verint will also review the matters discussed in the press release issued today by Comverse Technology, Inc. discussed below.

     Comverse Press Release

     Today, Comverse, the owners of approximately 57% of Verint's outstanding common stock, announced the creation of a special committee of the Comverse Board of Directors composed of outside directors to review matters relating to grants of Comverse stock options including, but not limited to, the accuracy of the stated dates of Comverse option grants and whether Comverse followed all proper corporate procedures. The work of this Comverse special committee does not include a review of Verint's practices and procedures with respect to its own option program.
     Prior to May 2002, Verint was a wholly-owned subsidiary of Comverse and, as a result, during this period certain Verint employees received options to purchase Comverse common stock. The outcome of Comverse's review may require Verint to record charges for Comverse stock options granted to Verint employees when Verint was wholly-owned by Comverse. The Company believes that the review by the Comverse special committee will have no impact on Verint's historical revenue and operating cashflow. The Company cautions that investors should not make assumptions about the cost of sales, gross margin, operating expenses, income from operations, net income, earnings per share or other financial statement items that may be affected by expenses associated with the granting of Comverse options to Verint employees.
     The Company will release full results for the fourth quarter and year ended January 31, 2006 as soon as practicable after the determination of whether any restatement of the Company's historical financial statements is required.

     Conference Call Details

     An on-line, real-time Web cast of the conference call will be available on our website at www.verint.com. The conference call can also be accessed live via telephone at 706-634-7052. Please dial in 5-10 minutes prior to the scheduled start time. A replay of the conference call will be available on our website at www.verint.com until April 30, 2006.

     About Verint Systems Inc.

     Verint(R) Systems Inc., headquartered in Melville, New York, is a leading provider of analytic software-based solutions for security and business intelligence. Verint software, which is used by over 1,000 organizations in over 50 countries worldwide, generates actionable intelligence through the collection, retention and analysis of voice, fax, video, email, Internet and data transmissions from multiple communications networks. Verint is a subsidiary of Comverse Technology, Inc. (NASDAQ: CMVT). Visit us at our website www.verint.com.

     Note: Certain statements concerning Verint's future revenues, earnings per share, results or prospects are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important risks, uncertainties and other important factors that could cause actual results to differ materially include, among others: potential impact on Verint's financial results as a result of Comverse's creation of a special committee of the Board of Directors of Comverse to review matters relating to grants of Comverse stock options, including but not limited to, the accuracy of the stated dates of Comverse option grants and whether Comverse followed all of its proper corporate procedures and the results of the Comverse special committee's review; introducing quality products on a timely basis that satisfy customer requirements and achieve market acceptance; lengthy and variable sales cycles create difficulty in forecasting the timing of revenue; integrating the business and personnel of CM Insight; risks associated with significant foreign operations, including fluctuations in foreign currency exchange rates; aggressive competition in all of Verint's markets, which creates pricing pressure; integrating the business and personnel of MultiVision, including implementation of adequate internal controls; managing our expansion in the Asia Pacific region; risks that Verint's intellectual property rights may not be adequate to protect its business or that others may claim that Verint infringes upon their intellectual property rights; risks associated with integrating the business and employees of Opus and RP Sicherheissysteme GMBH; risks associated with Verint's ability to retain existing personnel and recruit and retain qualified personnel in all geographies in which Verint operates; decline in information technology spending; changes in the demand for Verint's products; challenges in increasing gross margins; risks associated with changes in the competitive or regulatory environment in which Verint operates; dependence on government contracts; expected increase in Verint's effective tax rate; perception that Verint improperly handles sensitive or confidential information; inability to maintain relationships with value added resellers and systems integrators; difficulty of improving Verint's infrastructure in order to be able to continue to grow; risks associated with Comverse Technology, Inc. controlling Verint's business and affairs; and other risks described in filings with the Securities and Exchange Commission. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Verint's website at www.verint.com. Verint makes no commitment to revise or update any forward-looking statements.

     Verint, the Verint word mark, Actionable Intelligence, Powering Actionable Intelligence, STAR-GATE, RELIANT, NEXTIVA, LORONIX, SmartSight, Lanex and ULTRA are trademarks of Verint Systems Inc. Other names may be trademarks of their respective owners.


     CONTACT: Verint Systems Inc.
              Investor Relations:
              Alan Roden, 631-962-9304
              alan.roden@verint.com